American International Construction Inc.
             A Division of American International Consolidated Inc.
                                 14603 Chrisman
                              Houston, Texas 77039
                       (281) 449-9000 o FAX (281) 442-6351





December 31, 1996


Mr. Ken Maddox
M.B.C.I.
14031 West Hardy
Houston, Texas 77238

         Re:  Loan Agreement - April 24, 1996

Dear Ken:

     During the process of refiling our Registration Statement with the S.E.C., and the review by our accountants Hein and Associates, it has been noted that we need to update your consent relative to the following Negative Covenants in our loan agreement with your company:

     (A) For the fiscal year ended 4/30/96 we exceeded $120,000 aggregate limit on capital expenditures by acquiring $148,264 in fixed assets. I believe this limit would not be applicable until the fiscal year beginning May 1, 1996 since we executed the loan agreement on April 24, 1996. Your confirmation concerning the effective date of this covenant is requested.

     I. M.B.C.I. hereby acknowledges that this covenant is effective for the fiscal year beginning May 1, 1996 and consents to the capital expenditures incurred for the fiscal year ended 4/30/96.


                                     /s/ Ken Maddox, M.B.C.I. Vice President/CFO
                                     ------------------------------------------
                                     Signature

     (B) During the current fiscal year we have acquired a "Metal Muncher" or Hydraulic Gap-Bed Punch Press which costs $32,500. I have previously advised you of this purchase and agreed to provide you the following explanation to justify this acquisition.

This machine is utilized to punch bolt holes into plate steel. We presently are fabricating a project which has approximately 18,000 holes. This project will complete shipment in late November. Without this piece of equipment our options are to hand-drill them at a cost of approximately $3.00 per hole or subcontract them at a cost of $1.00 per hole. The anticipated payback due to this large project is estimated to be 12 months. Excluding the large project indicated above, we would normally recover our costs for this equipment in approximately 24 months.

     I have  arranged  to  lease/finance  this  equipment  through  Glesby/Marks
Leasing for 36 months at approximately $1,100 per month. A copy of the Lease Agreement and the invoice for the equipment is enclosed for your verification. Your consent concerning this single capital expenditure in excess of $25,000 is requested.

     II. M.B.C.I. hereby acknowledges and consents to the "Metal Muncher" acquired for a cost of $32,500 and lease financed by Glesby Marks as indicated above.


                                     /s/ Ken Maddox, M.B.C.I. Vice President/CFO
                                     ------------------------------------------
                                     Signature

     (C) During the current fiscal year ended April 1997 we have acquired $125,262 in fixed assets or capital expenditures. Except for capital expenditures from net proceeds of the public offering, we anticipate spending less than $5,000 during the remaining fiscal year for capital expenditures.

     III. M.B.C.I. hereby acknowledges and consents to up to $11,000 in capital expenditures in excess of $120,000.


                                     /s/ Ken Maddox, M.B.C.I. Vice President/CFO
                                     ------------------------------------------
                                     Signature

     (D) In paragraph 5.1(C) it is provided that A.I.C.I. may incur (up to $300,000 - exclusive of broker's commission) in pursuit of said public offering. I have enclosed a schedule detailing all the costs incurred since inception, amounts expensed and amounts capitalized. Please note I have included the costs and proceeds from the "Bridge Loan" which was consummated in July. It is anticipated that the Company will incur approximately $50,000 of additional costs prior to the effective date of the Initial Public Offering. Please confirm if we are in compliance with the limit specified in this covenant.

     IV. M.B.C.I. hereby acknowledges and consents to the costs incurred to date pursuing the Initial Public Offering of its stock and the anticipated future costs of $50,000. We confirm the Company is in compliance with this covenant as a result of off-setting the proceeds of the $300,000 "Bridge Loan".


                                     /s/ Ken Maddox, M.B.C.I. Vice President/CFO
                                     ------------------------------------------
                                     Signature

     (E) The present status of the I.P.O. is that we plan to file our responses to the S.E.C. by December 30, 1996. We anticipate that we will clear all their comments, obtain their final approval, and "go effective" by February 25, 1997.

     As a result of these delays we request a reasonable extension of the October 31, 1996 deadline specified in the Loan Documents Covenants.

     V. M.B.C.I. hereby acknowledges and agrees to extend the Initial Public Offering deadline to April 30, 1997.


                                     /s/ Ken Maddox, M.B.C.I. Vice President/CFO
                                     -------------------------------------------
                                     Signature

     (F) During the present fiscal year we have experienced two material adverse changes which require disclosure:

          (1) Chatham Self Storage Project, Chatham, New Jersey. We recently settled a dispute on the above referenced project whereby we have to write-off approximately $200,000 of previously recognized (fiscal 95-96) profit;

          (2) The Building Systems Division recognized a loss of approximately $450,000 in gross margins as a result of sales estimating and management procedures.

     VI. M.B.C.I. hereby acknowledges and consents to the material adverse changes.


                                     /s/ Ken Maddox, M.B.C.I. Vice President/CFO
                                     -------------------------------------------
                                     Signature

     (G) AICI has acquired a 37% interest in a Limited Liability Company. This Limited Liability Company is a general partner (45% ownership) in a Limited Partnership that owns a mini-storage project (U.S. Storage/Westheimer). The Company also secured the construction contract for the related mini-storage project for approximately $1.4 million.

     VII. M.B.C.I. hereby acknowledges and consents to this investment in Third Parties.


                                     /s/ Ken Maddox, M.B.C.I. Vice President/CFO
                                     -------------------------------------------
                                     Signature

     (H) AICI has presently contracted to construct another mini-warehouse project for approximately $1.5 million (U.S. Storage/Woodlands), and will acquire approximately 24.5% in a Limited Liability Company that owns 45% ownership in a Limited Partnership that owns the project.

     VIII. M.B.C.I. hereby acknowledges and consents to this investment in Third Parties.


                                     /s/ Ken Maddox, M.B.C.I. Vice President/CFO
                                     -------------------------------------------
                                     Signature

     (I) AICI is currently delinquent in the timely payment of its accounts payable with MBCI and it is estimated the amount past due (over 45 days old) will be approximately $850,000.00 at December 31, 1996.

     IX. M.B.C.I. hereby acknowledges and consents to this past due amount at December 31, 1996.


                                     /s/ Ken Maddox, M.B.C.I. Vice President/CFO
                                     -------------------------------------------
                                     Signature

     (J) AICI has allowed the Life Insurance on its key executives to lapse due to non-payment. However, we have now paid the premiums and are awaiting notification of reinstatement.

     X. M.B.C.I. hereby acknowledges and consents to this lapsed coverage.


                                     /s/ Ken Maddox, M.B.C.I. Vice President/CFO
                                     -------------------------------------------
                                     Signature

     (K) AICI anticipates that it will not reach its Gross Profit Covenant requirement of 1.5% of gross revenues based on the losses sustained in the first eight months of the current fiscal year.

     XI. M.B.C.I. hereby acknowledges, consents and waives the required gross profit covenant for the period 5/1/96 up to and including 12/31/96.


                                     /s/ Ken Maddox, M.B.C.I. Vice President/CFO
                                     -------------------------------------------
                                     Signature


     Your prompt response to the items addressed in this letter is requested so Hein and Associates can resolve the S.E.C.'s comments. Please feel free to contact John Wilson, Bill Betzler or me if you need any further information.

Sincerely,

/s/ Jim Williams

Jim Williams
VP - Finance

Enclosures

cc:      John Wilson
         Bill Betzler
JW/ad

STATE OF TEXAS
COUNTY OF HARRIS

     SWORN TO AND SUBSCRIBED by the said                                  before
                                         --------------------------------
and undersigned,  a Notary Public in and for the County and State aforesaid this

     day of        , 19   .
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My Commission Expires


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                                             ---------------------------------
                                             Notary Public